Exhibit 99.1

Item 8.Financial Statements and Supplementary Data

PERPETUA RESOURCES CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Perpetua Resources Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Perpetua Resources Corp. and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, of changes in shareholders’ equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has had continuing net losses and increasing costs of the administrative settlement agreement and order on consent (ASAOC) restoration obligations and other corporate expenses that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

March 16, 2023, except with respect to the matters that raise substantial doubt about the Company's ability to continue as a going concern discussed in Note 1, as to which the date is May 12, 2023

We have served as the Company’s auditor since 2021.

Perpetua Resources Corp.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$22,667,047	$47,852,846
Receivables	280,150	279,946
Prepaid expenses	614,930	946,281
	23,562,127	49,079,073
NON-CURRENT ASSETS
Buildings and equipment, net (Note 3)	294,980	165,256
Right-of-use assets (Note 4)	68,675	49,103
Environmental reclamation bond (Note 11)	3,000,000	3,000,000
Mineral properties and interest (Note 5)	72,519,373	72,204,334
TOTAL ASSETS	$99,445,155	$124,497,766

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade and other payables	$2,741,516	$2,838,214
Lease liabilities (Note 4)	70,449	69,987
Environmental reclamation liabilities (Note 11)	9,590,766	2,835,000
	12,402,731	5,743,201
NON-CURRENT LIABILITIES
Warrant derivative (Notes 6)	1,732	100,770
Environmental reclamation liabilities (Note 11)	1,210,170	7,053,200
TOTAL LIABILITIES	13,614,633	12,897,171

COMMITMENT AND CONTINGENCIES (Note 12)

SHAREHOLDERS’ EQUITY (Note 8)
Common stock, no par value, unlimited shares authorized, 63,011,777 and 62,971,859 shares outstanding, respectively	615,553,448	615,359,152
Additional paid-in capital	32,203,858	29,454,696
Accumulated deficit	(561,926,784)	(533,213,253)
TOTAL SHAREHOLDERS’ EQUITY	85,830,522	111,600,595

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$99,445,155	$124,497,766

See accompanying notes to the consolidated financial statements

Perpetua Resources Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31
	2022	2021
EXPENSES
Corporate salaries and benefits	$1,893,965	$2,038,883
Depreciation	61,294	58,922
Directors’ fees	528,607	767,013
Exploration	19,088,897	22,716,806
Environmental liability expense	4,564,611	12,198,651
General and administration	762,897	1,508,000
Gain on disposal of buildings and equipment	(40,215)	—
Professional fees	1,825,484	1,446,069
Shareholder and regulatory	646,319	555,517
OPERATING LOSS	29,331,859	41,289,861

OTHER EXPENSES (INCOME)
Change in fair value of warrant derivative (Note 6)	(99,038)	(774,094)
Change in fair value of convertible note derivative (Note 7)	—	(5,710,557)
Finance costs	—	362,551
Foreign exchange loss	41,179	842,573
Grant income	(75,000)	—
Interest income	(485,469)	(58,308)
Total other loss (income)	(618,328)	(5,337,835)

NET LOSS	$28,713,531	$35,952,026

NET LOSS PER SHARE, BASIC AND DILUTED	$0.46	$0.66

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	62,986,816	54,530,322

See accompanying notes to the consolidated financial statements

Perpetua Resources Corp.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended December 31, 2022 and 2021

			Additional Paid
	Common Stock		in	Accumulated
	Shares	Amount	Capital	Deficit	Total
BALANCE, December 31, 2020	47,481,134	$528,715,788	$26,176,265	$(497,261,227)	$57,630,826
Share based compensation	—	—	3,949,204	—	3,949,204
Shares sold through stock offering (Note 8)	10,952,382	57,500,005	—	—	57,500,005
Share issue cost	—	(3,243,184)	—	—	(3,243,184)
Shares issued upon conversion of convertible notes (Note 7)	4,351,850	31,183,654	—	—	31,183,654
Shares issued through stock appreciation rights	39,789	301,794	(279,868)	—	21,926
Restricted shares units distributed	21,166	119,981	(119,981)	—	—
Exercise of share purchase options	125,538	781,114	(270,924)	—	510,190
Net loss for the year	—	—	—	(35,952,026)	(35,952,026)
BALANCE, December 31, 2021	62,971,859	615,359,152	29,454,696	(533,213,253)	111,600,595
Share based compensation	—	—	2,943,458	—	2,943,458
Restricted and performance shares units distributed	39,918	194,296	(194,296)	—	—
Net loss for the year	—	—	—	(28,713,531)	(28,713,531)
BALANCE, December 31, 2022	63,011,777	615,553,448	32,203,858	(561,926,784)	85,830,522

See accompanying notes to the consolidated financial statements

Perpetua Resources Corp.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended
	December 31, 2022	December 31, 2021
OPERATING ACTIVITIES:
Net loss	$(28,713,531)	$(35,952,026)
Noncash items included in net loss:
Share based compensation (Note 8)	2,943,458	3,949,204
Depreciation (Note 3)	61,294	58,922
Accretion of convertible debt discount (Note 7)	—	362,545
Gain on disposal of buildings and equipment	(40,215)	—
Change in fair value of warrant derivative (Note 6)	(99,038)	(774,094)
Change in fair value of convertible note derivative (Note 7)	—	(5,710,557)
Environmental liability expense (Note 11)	4,564,611	12,198,651
Unrealized foreign exchange loss	5,772	917,662
Changes in:
Receivables	(204)	(182,331)
Prepaid expenses	331,351	(299,285)
Trade and other payables	(115,808)	(905,198)
Environmental reclamation liabilities (Note 11)	(3,651,875)	(2,310,451)
Net cash used in operating activities	(24,714,185)	(28,646,958)

INVESTING ACTIVITIES:
Investment in mineral properties and interest (Note 5)	(315,039)	(290,470)
Purchase of buildings and equipment	(199,976)	(34,884)
Proceeds from sale of buildings and equipment	49,173	—
Purchase of surety bond	—	(3,000,000)
Net cash used in investing activities	(465,842)	(3,325,354)

FINANCING ACTIVITIES:
Proceeds from sale of common stock	—	57,500,005
Payment of shares issue costs (Note 8)	—	(3,243,184)
Proceeds from exercise of share purchase options (Note 8)	—	532,116
Net cash provided by financing activities	—	54,788,937

Effect of foreign exchange on cash and cash equivalents	(5,772)	(1,545)
Net increase (decrease) in cash and cash equivalents	(25,185,799)	22,815,080
Cash and cash equivalents, beginning of year	47,852,846	25,037,766
Cash and cash equivalents, end of year	$22,667,047	$47,852,846

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$8,228	$7,190

NONCASH INVESTING AND FINANCING ACTIVITIES
Recognition of operating lease liability and right-of-use asset	$142,487	$—

CASH AND CASH EQUIVALENTS
Cash	$4,255,355	$2,423,974
Investment savings accounts	13,304,761	24,246,918
GIC and term deposits	5,106,931	21,181,954
Total cash and cash equivalents	$22,667,047	$47,852,846

See accompanying notes to the consolidated financial statements

Perpetua Resources Corp.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.Nature of Operations and Going Concern Assessment

Perpetua Resources Corp. (the “Corporation”, the “Company”, “Perpetua Resources” or “Perpetua”) was incorporated on February 22, 2011 under the Business Corporation Act of British Columbia. The Company was organized to hold shares in wholly owned subsidiaries that locate, acquire, develop and restore mineral properties located principally in the Stibnite – Yellow Pine mining district in Valley County, Idaho, USA. The Company’s principal asset is 100% ownership in subsidiaries that control the Stibnite Gold Project (“Stibnite Gold Project” or the “Project”). The Company currently operates in one segment, mineral exploration in the United States.

The Corporation has had continuing net losses and has an accumulated deficit of approximately $561.9 million as of December 31, 2022. As of December 31, 2022, the Company had cash and cash equivalents totaling approximately $22.7 million and net working capital of approximately $11.2 million.

On April 13, 2023, after conducting a competitive bidding process, the Company announced it selected Iron Woman Construction and Environmental Services to conduct certain environmental improvements pursuant to the Company’s obligations under the ASAOC. The contract terms, together with scope changes, inflation and increased estimates for fuel usage related to the restoration activities, resulted in an increase to the Company’s forecasted amounts for ASAOC restoration activities as of May 12, 2023.

As of May 12, 2023, the Company’s latest liquidity forecast indicates that available cash resources and other sources of liquidity are expected to be exhausted in the first quarter of 2024 due to these increases to anticipated costs for the Company’s Administrative Settlement and Order on Consent (“ASAOC”) obligations in 2023. Although the Company’s current capital resources and liquidity include up to $24.8 million in funding awarded in December 2022 under the TIA pursuant to Title III of the DPA, such funding is available only for the specified costs related to permitting, early restoration activities and advancing construction readiness and is not available to fund the Company’s costs pursuant to its ASAOC obligations and certain corporate expenses. Due to increasing costs of the ASAOC restoration obligations as described above and other corporate expenses, we do not expect the Company will have sufficient available resources to discharge its liabilities as they become due or progress critical permitting efforts for at least 12 months from the date hereof. These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern. The Company continues to explore various funding opportunities, which may include the issuance of additional equity, new debt, or project specific debt; government funding; and/or other financing opportunities. However, there can be no assurance that the Company will be successful in obtaining such funding.

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

2.Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

a.     Basis of Consolidation

These consolidated financial statements include the financial statements of Perpetua Resources and its wholly owned subsidiary companies:

Perpetua Resources Idaho, Inc.;

Idaho Gold Resource Company, LLC; and

Stibnite Gold Company (merged with Idaho Gold Resource Company, LLC in 2021 and liquidated).

All intercompany transactions, balances, income and expenses have been eliminated.

b.     Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the deferred income tax asset valuations and share-based compensation. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between estimates and the actual results, future results of operations will be affected.

c.     Functional and Reporting Currency

Items included in the financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The functional and reporting currency of the Company and its subsidiaries is the U.S. Dollar (“USD” or “$”). All amounts in these consolidated financial statements are in USD, unless otherwise stated.

Transactions in currencies other than the entity’s functional currency are recorded at the exchange rate prevailing at the dates of the transactions. Monetary assets and liabilities are translated using the period end foreign exchange rate. Non-monetary assets and liabilities are translated using the historical rate. All gains and losses on translation of these foreign currency transactions are included in the Consolidated Statements of Operations.

d.     Cash and Cash Equivalents

For the purpose of the Consolidated Balance Sheets and Consolidated Statements of Cash Flows, the Company considers all highly liquid investments readily convertible to a known amount of cash with an original maturity of three months or less and subject to an insignificant risk of changes in value to be cash equivalents.

e.     Buildings and Equipment

Buildings and equipment are recorded at cost less depreciation and depletion and accumulated impairment losses, if any. We capitalize expenditures for improvements that significantly extend the useful life of an asset. We charge expenditures for maintenance and repairs to operations when incurred. When an asset is sold, we recognize a gain (loss) in the Consolidated Statements of Operations based upon the proceeds received on the sale less the net carrying value of the asset. The cost of self-constructed assets includes the cost of materials, direct labor and an appropriate portion of normal overhead. Portions of interest costs incurred on debt is capitalized as a part of the cost of constructing or acquiring certain qualifying assets.

The Company depreciates its assets, less their estimated residual values, as follows:

Category	Method	Useful life
Equipment and Vehicles	Straight-line	3 to 7 years
Building Leasehold Improvements	Straight-line	5 to 8 years

Buildings and equipment held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of buildings and equipment, the recoverability test is performed using undiscounted net cash flows related to the assets or asset group. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets or asset group.

f.     Mineral Properties and Interest

Perpetua Resources is in the development stage based on the Company’s Probable Mineral Reserves as set forth in the Technical Report Summary, dated as of December 31, 2021, and amended as of June 6, 2022 (the “TRS”). Mineral properties and interest acquisition costs, including indirectly related acquisition costs, are capitalized when incurred. Properties acquired under option agreements, whereby payments are made at the sole discretion of the Company, are capitalized as mineral properties and interest acquisition costs at such time as the payments are made. Exploration costs are expensed as incurred.

When it is determined that a mining deposit can be economically and legally extracted or produced based on established Proven and Probable Mineral Reserves under the United States Securities and Exchange Commission (“SEC”) S-K 1300, development costs related to such reserves and incurred after such determination will be considered for capitalization. The establishment of Proven and Probable Mineral Reserves is based on results of feasibility studies, which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be amortized over their estimated useful lives or units of production, whichever is a more reliable measure. Capitalized amounts relating to a property that is abandoned or otherwise considered uneconomic for the foreseeable future are written off.

We review and evaluate the net carrying value of mineral properties and interest for impairment upon the occurrence of events or changes in circumstances that indicate that the related carrying amounts may not be recoverable. This would include events and circumstances such as our inability to obtain all the necessary permits, changes in the legal status of our mineral properties, government actions, the results of exploration activities and technical evaluations and changes in economic conditions, including the price of commodities or input prices. Such evaluations compare estimated future net cash flows with our carrying costs and future obligations on an undiscounted basis.

If it is determined that the estimated future undiscounted cash flows are less than the carrying value of the property, an impairment loss will be recorded. Where estimates of future net cash flows are not determinable and where other conditions indicate the potential for impairment, management uses available market information and/or third-party valuation experts to assess if the carrying value can be recovered and to estimate fair value.

The recoverability of the carrying values of mineral properties and interest is dependent upon economic reserves being discovered or developed on the properties, permitting, financing, start-up, and commercial production from, or the sale/lease of, or other strategic transactions related to these properties. Development and/or start-up of a project will depend on, among other things, management’s ability to raise sufficient capital for these purposes.

g.     Leases

Upon inception, we determine if a contractual arrangement is, or contains, a lease. Right-of-use (“ROU”) assets and liabilities related to operating leases are separately reported in the Consolidated Balance Sheets. The Company currently has no finance leases.

ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. When the rate implicit to the lease cannot be readily determined, we utilize our incremental borrowing rate in determining the present value of the future lease payments. The incremental borrowing rate is derived from information available at the lease commencement date and represents the rate of interest that a lessee would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term in a similar economic environment. Operating lease ROU assets and liabilities also include any cumulative prepaid or accrued rent when the lease payments are uneven throughout the lease term. The ROU assets and lease liabilities may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option.

Lease liabilities are increased by interest and reduced by payments each period, and the ROU asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the ROU asset result in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred.

h.     Share Based Compensation

The Company uses its common stock for various forms of share based compensation arrangements entered into with directors, officers, employees and consultants. Share based compensation arrangements are accounted for at fair value on the date of grant. For awards with graded vesting, the fair value of each tranche is measured separately and recognized over its respective vesting period. Total amount recognized as expense is adjusted to reflect the number of share options which ultimately vest. The Company recognizes forfeitures as they occur.

The fair value of stock options is determined using a Black-Scholes valuation model. Option pricing models require the input of subjective assumptions including the length of time employees will retain their vested stock options before exercising them, expected share price volatility, and interest rate. Changes in the input assumptions can materially affect the fair value estimate and the Company’s net loss.

The fair value of other share-based awards is based on the valuation of the common stock on the date of grant. The fair value of time-based awards that are ultimately expected to vest is recognized as an expense on a straight-line basis over the requisite service period. The fair value of performance-based awards is adjusted for the probability of achieving the performance conditions and is recognized on a straight line basis over the term of the award agreement.

i.     Reclamation and Remediation Costs and Asset Retirement Obligations

The Company is subject to various government laws and regulations relating to environmental disturbances caused by exploration, development and production activities. The estimated costs associated with environmental reclamation liabilities are accrued in the period in which the liability is incurred if it is reasonably estimable or known. Future reclamation and environmental-related expenditures are difficult to estimate in many circumstances due to the early-stage nature of Company’s operations, the uncertainties associated with defining the nature and extent of environmental disturbance, the application of laws and regulations by regulatory authorities and changes in reclamation or remediation technology. The Company periodically reviews accrued liabilities for such reclamation and remediation costs as evidence indicating that the liabilities have potentially changed becomes available. Changes in estimates are reflected in the Consolidated Statements of Operations in the period an estimate is revised.

The Company recognizes asset retirement obligations for statutory, contractual, or legal obligations associated with buildings and equipment and mineral interests and properties when those obligations result from the acquisition, construction, development or normal operation of the assets. The Company records a liability for the present value of estimated reclamation costs, and the related asset created with it, in the period in which the liability is incurred. The liability is accreted, and the asset is depreciated over the life of the related assets. Adjustments for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation are made in the period incurred. Discount rates using a pre-tax rate that reflect the time value of money are used to calculate the net present value of such costs. The Company’s estimates of reclamation costs could change as a result of changes in regulatory requirements, discount rates and assumptions regarding the amount and timing of the future expenditures. The Company has no asset retirement obligations as of December 31, 2022 and 2021.

j.     Fair Value Measurements

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the party’s own credit risk.

Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

●	Level 1: Quoted market prices in active markets for identical assets or liabilities.
●	Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.
●	Level 3: Unobservable inputs that are not corroborated by market data.

k.     Convertible Debt

Upon the issuance of convertible debt, the Company evaluates embedded conversion features within convertible debt to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings.

The Company generally accounts for warrants issued in connection with debt and equity financings as a component of equity if they are freestanding and meet the conditions for equity classification. The equity component is treated as a discount on the liability component of the convertible debt, which is amortized over the term of the convertible debt using the effective interest rate method. Debt issuance costs related to the convertible debt are allocated to the liability and equity components of the convertible debt based on their relative values. Debt issuance costs allocated to the liability component are amortized over the life of the convertible debt as additional non-cash interest expense. Transaction costs allocated to equity are netted with the equity component of the convertible debt instrument in shareholders’ equity.

l.     Derivative Instruments

Derivative instruments are recognized as either assets or liabilities on the Consolidated Balance Sheets at fair value. The accounting for changes in the fair value of derivative instruments depends on their intended use and resulting hedge designations. Changes in the fair value of derivative instruments not designated as hedges are recorded in the Consolidated Statements of Operations as a component of other income (expense). The Company has no derivative instruments designated as hedges at December 31, 2022 and December 31, 2021.

The Company evaluates and accounts for embedded derivatives in its financial instruments based on three criteria that, if met, require bifurcation of embedded derivatives from their host instruments and accounting for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not required to be re-measured at fair value and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative financial instrument and is shown at its fair value at each balance sheet date and recorded as an asset or liability with the change in fair value recorded in the Consolidated Statements of Operations as other income (expense).

The Company uses the Black-Scholes Option Pricing Model or other valuation models for valuation of the conversion option derivative associated with its convertible notes and warrant derivative. Valuation models require the input of subjective assumptions including expected share price volatility, interest rate and forfeiture rate. Changes in the input assumptions can materially affect the fair value estimate and the Company’s net loss.

m.     Income Taxes

Income taxes are accounted for under the liability method. Under this method deferred income tax liabilities or assets are recorded for expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of those assets and liabilities, as well as operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse. We provide for federal, state and foreign income taxes currently payable, if any. Federal, state and foreign tax benefits are recorded as a reduction of income taxes, when applicable.

A valuation allowance is recorded against deferred tax assets if management does not believe the Company is more likely than not that the asset will be recognized. We evaluate available positive and negative evidence available to determine the amount of valuation allowance required on our deferred tax assets.

We evaluate uncertain tax positions in a two-step process, whereby (i) it is determined whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the related tax authority would be recognized.

n.     Loss Per Share

Basic loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of shares outstanding during the reporting period. Diluted loss per share is computed similar to basic loss per share except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of share purchase options and warrants, if dilutive. The Company’s potential dilutive shares of common stock include outstanding share purchase options, restricted share units (RSUs), performance share units (PSUs), deferred share units (DSUs) and warrants. Potentially diluted shares as of December 31, 2022 and December 31, 2021 were as follows:

	December 31,	December 31,
	2022	2021
Share purchase options	1,945,650	2,497,150
Shares units	780,897	82,297
Warrants	200,000	200,000
Total	2,926,547	2,779,447

All potentially dilutive shares were excluded from the calculation of diluted loss per share as their impact would be anti-dilutive.

o.     Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents and the environmental reclamation bond. The fair values of these instruments approximate their carrying value given their short-term nature unless otherwise noted.

p.     Concentration of Credit Risk

The financial instrument which potentially subjects the Company to credit risk is cash and cash equivalents. The Corporation holds its cash with Canadian chartered banks and the risk of default is considered to be remote. As part of its cash management process, the Company regularly monitors the relative credit standing of these institutions.

q.     Reclassifications

Certain amounts in prior years have been reclassified to conform with the current period presentation.

r.     Grant income

From time to time, the Company may be awarded government grants. US GAAP does not have specific accounting standards covering government grants to business entities. The Company applies International Accounting Standards 20 (“IAS 20”), Accounting for Government Grants and Disclosure of Government Assistance by analogy when accounting for government grants. Under IAS 20, government grants are initially recognized when there is reasonable assurance the conditions of the grant will be met and the grant will be received. After initial recognition, government grants are recognized in earnings on a systematic basis in a manner that mirrors the manner in which the Company recognizes the underlying costs for which the grant is intended to compensate. A grant receivable is recognized if it compensates for expenses or losses already incurred. The Company has adopted the disclosure requirements of Accounting Standards Codification (“ASC”) 832 Government Assistance.

s.     Research and Development Costs

Research and development costs are recognized as operating expenses when incurred and are classified as exploration costs.

t.     Recently Issued Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standard Update(“ASU”) No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40),” which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments, requiring bifurcation only if the convertible debt feature qualifies as a derivative or for convertible debt issued at a substantial premium. The ASU removes certain settlement conditions required for equity contracts to qualify for the derivative scope exception, permitting more contracts to qualify for the exception. In addition, the guidance eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. The ASU is effective for annual reporting periods beginning after December 15, 2023 for smaller reporting companies, including interim reporting periods within those annual periods, with early adoption permitted no earlier than the fiscal year beginning after December 15, 2021. The early adoption of this update on January 1, 2022 did not have a material impact on our consolidated financial statements.

From time to time, new accounting pronouncements are issued by the FASB that are adopted by the Company as of the specified effective date. Unless otherwise discussed, management believes that the impact of recently issued standards did not or will not have a material impact on the Company’s consolidated financial statements upon adoption.

3.Buildings and Equipment

At December 31, 2022 and 2021, the Company’s buildings and equipment were as follows:

	December 31, 2022	December 31, 2021
Buildings	$2,249,908	$2,320,291
Equipment and Vehicles	4,253,346	4,284,020
	6,503,254	6,604,311
Accumulated Depreciation	(6,208,274)	(6,439,055)
Balance	$294,980	$165,256

Depreciation expense on buildings and equipment for the years ended December 31, 2022 and 2021 was $61,294 and $58,922, respectively.

4.Leases

At December 31, 2022, the Company has two lease agreements for building space in Donnelly and Boise, Idaho both of which have been determined to be operating leases. Both leases provide the option for the Company to extend leases for additional time periods of one and two years, respectively, which was not recognized as part of the right to use assets and lease liabilities value. For measurement of the original lease liability and right of use asset, the Company assumed a discount rate of 10.0% based on the Company’s incremental borrowing rate. During the years ended December 31, 2022 and 2021, the Company recognized $207,963 and $206,200, respectively, in rent expense which is included in general and administration expense on the Consolidated Statements of Operations. The weighted average remaining lease term for operating leases as of December 31, 2022 was 0.7 years. At December 31, 2022, all remaining undiscounted lease payments of $73,132 under these lease agreements will be paid in 2023.

5.Mineral Properties and Interest

At December 31, 2022 and 2021, the Company’s mineral properties and interest at the Stibnite Gold Project totaled $72,519,373 and $72,204,334, respectively.

The Company’s subsidiaries acquired mineral rights to the Stibnite Gold Project through several transactions. All mineral rights held by the Company’s subsidiaries are held through patented and unpatented mineral and mill site claims, except the Cinnabar option claims which are held under an option to purchase, and all of the Stibnite Gold Project is subject to a 1.7% net smelter returns royalty upon the sale of project-related production.

Included in mineral properties and interest are annual payments made under option agreements, where the Company is entitled to continue to make annual option payments or, ultimately, purchase certain properties. Annual payment due under option agreements during 2023 are $180,000.

As of December 31, 2022, it has not yet been determined that the Project’s mining deposits can be economically and legally extracted or produced because the Project’s estimated reserves do not yet meet the definition of proven reserves under the United States SEC Regulation S-K 1300.

Accordingly, development costs related to such reserves will not be capitalized unless they are incurred after such determination. Upon commencement of commercial production, capitalized costs will be amortized over their estimated useful lives or units of production, whichever is a more reliable measure.

Although the Company has taken steps to review and verify mineral rights to the properties in which it has an interest, in accordance with industry standards for properties in the exploration stage, these procedures do not guarantee the Company’s title and interests. Mineral title may be subject to unregistered prior agreements and noncompliance with regulatory requirements.

6.Warrant Derivative

In May 2013, the Company issued to Franco Nevada Company (“Franco”) 200,000 share purchase warrants (“Franco Warrants”) for gross proceeds of $350,000. The Franco Warrants are exercisable into 200,000 common shares of the Company at C$12.30 per warrant. The Franco Warrants contain a mandatory conversion feature which requires Franco to exercise 100% of the outstanding warrants if, at any time, the volume weighted average trading price of Perpetua Resources’ common shares is equal to or greater than C$32.30 for a period of 30 consecutive trading days. The Franco Warrants expire on May 9, 2023.

The exercise price of the Franco Warrants is denominated in Canadian Dollars; however, the functional currency of the Company is the U.S. Dollar. As a result of this difference in currencies, the proceeds that will be received by the Company are not fixed and will vary based on foreign exchange rates and the warrants are a derivative and are required to be recognized and measured at fair value at each reporting period. Any changes in fair value from period to period are recorded as a gain or loss in the Consolidated Statements of Operations. There are no circumstances in which the Company would be required to pay any cash upon exercise or expiry of the warrants.

A reconciliation of the change in fair values of the derivative is below:

Fair Value of
Warrant Derivative
Balance, December 31, 2020	$874,864
Change in fair value of warrant derivative	(774,094)
Balance, December 31, 2021	$100,770
Change in fair value of warrant derivative	(99,038)
Balance, December 31, 2022	$1,732

The fair value of the warrants was calculated using the Black-Scholes valuation model. As of December 31, 2022 and 2021, the inputs used in the Black-Scholes valuation model are:

	Years ended
	December 31,	December 31,
	2022	2021
Share price	C$3.95	C$5.65
Exercise price	C$12.30	C$12.30
Expected term (in years)	0.4	1.4
Expected share price volatility	82%	72%
Annual rate of quarterly dividends	0%	0%
Risk-free interest rate	4.0%	1.0%

7.Convertible Notes

On March 17, 2016, the Company issued unsecured convertible notes (the “2016 Notes”) for gross proceeds of $38.5 (C$50.0) million and a maturity date of March 17, 2023. On March 17, 2020, the Company issued a second round of unsecured convertible notes (the “2020 Notes”) for gross proceeds of $35.0 (C$47.6) million and a maturity date of March 17, 2027. Both sets of notes, collectively the “Convertible Notes”, had identical features and bore interest at a rate of 0.05% per annum, payable annually in cash or common shares (at the Company’s election) or added to the principal and payable on maturity. The holders of the Convertible Notes could convert any portion of their Convertible Notes at any time prior to the maturity date into common shares of the Company, at a price of C$3.541 per share for the 2016 Notes and a price of C$4.655 for the 2020 Notes.

On August 26, 2020, convertible notes in the aggregate principal amount of C$82,102,500 (C$34,502,500 of the 2016 Notes and C$47,600,000 for all 2020 Notes), were converted for 19,969,280 common shares of the Company. During the year ended December 31, 2021, the remaining 2016 Notes in the aggregate principal amount of C$15,409,901 were converted for 4,351,850 common shares of the Company.

As of December 31, 2022 and December 31, 2021, the Corporation has no outstanding convertible notes. During 2021, interest payments were made to note holders in cash, in the amount of $7,190. The components of the Convertible Notes activity during the years ended December 31, 2022 and 2021, including conversion related activity are as follows:

Convertible Notes
Balance, December 31, 2020	$9,562,293
Conversions	(10,263,119)
Accretion and interest expense	362,545
Interest payments	(7,190)
Foreign exchange adjustments	345,471
Balance, December 31, 2021 and December 31, 2022	$—

Each set of Convertible Notes were deemed to contain an embedded derivative (collectively, the “Convertible Note Derivatives”) relating to the conversion option. Convertible Note Derivatives related to each set of Convertible Notes were valued upon initial recognition at fair value using partial differential equation methods and are subsequently re-measured at fair value at each period end through the Consolidated Statements of Operations. The components of the derivatives, collectively the “Convertible Note Derivatives”, are summarized as follows:

Convertible Note
Derivative
Balance, December 31, 2020	$26,060,446
Conversions	(20,920,535)
Fair value adjustment	(5,710,557)
Foreign exchange adjustments	570,646
Balance, December 31, 2021 and 2022	$—

Upon conversion of the remaining Convertible Notes in 2021, the fair value of the Convertible Note Derivatives and the carrying value of the Convertible Notes, on that date, were reclassified to share capital.

The fair value of the Convertible Note Derivatives at the conversion date in 2021 was considered to be the intrinsic value, which is the share price on the date of conversion minus the conversion price.

8.Equity

a.	Authorized
●	Unlimited number of common shares without par value.
●	Unlimited number of first preferred shares without par value.
●	Unlimited number of second preferred shares without par value.

On January 27, 2021, the Company completed a one-for-ten (1:10) reverse share split of all of its issued and outstanding common shares (“Share Consolidation”), resulting in a reduction of the issued and outstanding common shares from 475,227,060 to 47,522,706. The number of shares reserved under the Company’s equity and incentive plans were adjusted to reflect the Share Consolidation. All share, per share data, and warrant and option exercise prices presented in the Company’s consolidated financial statements have been retroactively adjusted to reflect the Share Consolidation unless otherwise noted.

In August 2021, the Company issued 10,952,382 common shares at a price of $5.25 per common share for gross proceeds of approximately $57.5 million with transaction costs of $3.2 million. The net proceeds of the issuance were $54.3 million. The Company sold no shares of its common stock during the year ended December 31, 2022.

b.	Share based compensation

On March 8, 2021, the Company adopted the Omnibus Equity Incentive Plan (the “Plan”) to provide the Corporation with share-related mechanisms to attract, retain and motivate qualified directors, employees and consultants of the Company and its subsidiaries, to reward such of those directors, employees and consultants as may be granted awards under this Plan by the Board from time to time for their contributions toward the long-term goals and success of the Corporation and to enable and encourage such directors, employees and consultants to acquire shares as long-term investments and proprietary interests in the Corporation. The Plan was approved by the Corporation’s shareholders on April 16, 2021.

The Plan allows for awards in the following forms:  stock purchase option, restricted share unit, performance share unit or deferred share unit. Under the terms of the Plan, the aggregate maximum number of shares that may be issued pursuant to awards granted under the Plan cannot exceed 4,280,530 shares. Shares delivered under the Plan can be: 1) authorized but unissued shares, 2) treasury shares, or 3) shares purchased on the open market or by private purchase.

Prior to adoption of the Plan, the Company had the Evergreen Incentive Stock Option Plan (the “Former Plan”) in place. Under the terms of the Former Plan, options may be exercisable over periods not to exceed ten years as determined by the Board of Directors of the Corporation and the exercise price could not be less than the five-day weighted-average share price on the day preceding the award date, subject to regulatory approval. The Former Plan included a Stock Appreciation Rights (“SAR”) clause which allows individuals the option to terminate vested options and receive shares in lieu of the benefits which would have been received had the options been exercised. Stock options granted were subject to vesting, typically with one quarter vesting upon issuance and one quarter vesting on each anniversary from the date of grant.

Share based compensation for the years ended December 31, 2022 and 2021 was recognized in the Consolidated Statements of Operations as follows:

	December 31,
	2022	2021
Exploration	$1,346,515	$2,167,722
Professional Fees	—	8,080
Corporate salaries and benefits	1,066,398	1,006,389
Directors’ fees	530,545	767,013
Total	$2,943,458	$3,949,204

Share Purchase Options

A summary of share purchase option activity within the Company’s share-based compensation plan for the years ended December 31, 2022 and December 31, 2021 is as follows:

		Weighted Average
	Number of Options	Exercise Price (C$)
Balance December 31, 2020	1,959,588	$7.40
Options granted	1,013,500	11.40
Options expired	(240,550)	9.17
Options cancelled or forfeited	(109,850)	6.00
Options exercised	(125,538)	4.99
Balance, December 31, 2021	2,497,150	$9.15
Options granted	—	—
Options expired	(305,000)	8.71
Options cancelled or forfeited	(246,500)	9.11
Options exercised	—	—
Balance, December 31, 2022	1,945,650	$9.23

During the years ended December 31, 2022 and 2021, the Company’s total share based compensation from options was $1,084,969 and $3,636,761, respectively.

The fair value of options granted is estimated at the time of the grant using the Black-Scholes option pricing model. The grant date fair value of options granted during the year ended December 31, 2021 was approximately $5.2 million. No options were granted during the year ended December 31, 2022. The risk-free interest rate is based on the government security rate with an equivalent term in effect as of the date of grant. The expected option lives and volatility assumptions are based on historical data of the Company.

The weighted average inputs used in the Black-Scholes option pricing model for options granted during the year ended December 31, 2021 are:

December 31, 2021
Fair value options granted	$5.14
Risk-free interest rate	0.5%
Expected term (in years)	5.0
Expected share price volatility	72%
Expected dividend yield	—

An analysis of outstanding share purchase options as of December 31, 2022 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise			Remaining			Remaining
Prices (C$)	Number	Price (C$) [1]	Life[2]	Number	Price (C$) [1]	Life[2]
$3.50 - $5.90	207,650	5.20	0.76	183,900	5.36	0.57
$5.91 - $7.20	430,875	6.26	1.96	356,250	6.27	1.95
$7.21 - $9.70	531,625	9.46	1.48	421,625	9.54	1.03
$9.71 - $11.80	775,500	11.80	3.06	387,750	11.80	3.06
$3.50 - $11.80	1,945,650	9.23	2.14	1,349,525	8.76	1.79

1   Weighted Average Exercise Price (C$)

2   Weighted Average Remaining Contractual Life (Years)

As of December 31, 2022, all unvested options are expected to vest and unvested compensation of approximately $331,475 will be recognized over the next year. As of December 31, 2022, the intrinsic value of outstanding and exercisable share purchase options is $14,947 and $11,211, respectively. During the year ended December 31, 2021, the intrinsic value of share purchase options exercised was approximately $0.5 million. No share purchase options were exercised during the year ended December 31, 2022.

Restricted Share Units

The following table summarizes activity for restricted share units awarded under the Plan that vest over the required service period of the participant.

		Weighted Average
		Grant Date
	Share Units	Fair Value
Unvested, December 31, 2020	—	$—
Granted	63,500	5.66
Distributed (vested)	(21,166)	5.66
Cancelled	—	—
Unvested, December 31, 2021	42,334	5.66
Granted	370,098	4.04
Distributed (vested)	(36,168)	5.00
Cancelled	(4,308)	4.03
Unvested, December 31, 2022	371,956	$4.13

During the years ended December 31, 2022 and 2021, the Company has recognized $949,619 and $142,940, respectively in compensation expense for Restricted Share Units. The Company expects to record an additional $744,231 in compensation expense over the remaining vesting period related to these awards. Unvested units at December 31, 2022 are scheduled to vest as follows:

2023	143,207
2024	121,876
2025	106,873
Total	371,956

Unvested units will be forfeited by participants upon termination of employment in advance of vesting, with the exception of termination by the company not for cause or due to the employee’s death, disability, or retirement if certain criteria are met.

Performance Share Units

The following table summarizes activity for PSUs and market-based performance share units (“MPSUs”) awarded under the Plan:

		Weighted Average
	Share	Grant Date
	Units	Fair Value
Unvested, December 31, 2020	—	$—
Granted	10,750	5.66
Unvested, December 31, 2021	10,750	5.66
Granted	267,451	6.73
Distributed	(3,750)	3.42
Cancelled	(11,185)	5.83
Unvested, December 31, 2022	263,266	$6.77

During the year ended December 31, 2022 and 2021, the Company recognized $510,321 and $12,008 respectively, in compensation expense related to PSUs and MPSUs.

The Company expects to record an additional $1.3 million in compensation expense over the next 2.16 years. The PSUs and MPSUs are scheduled to vest as follows: 14,806 awards in 2023 and 248,460 in 2025.

PSUs: These PSUs vest upon completion of the performance period (through September 2023) and specific performance conditions set forth for each individual grant for individually defined reporting and operating measurement objectives. The Company determines the factor to be applied to that target number of PSUs, with such percentage based on level of achievement of the performance conditions. Upon the achievement of the conditions, any unvested PSUs become fully vested. Certain vesting provisions also apply in the event of the employee’s termination of employment by the company without cause or a termination of employment due to the employee’s death, disability, or retirement if certain criteria are met. During the year ended December 31, 2022, PSUs awarded had a weighted average grant date fair value of $2.97 per PSU, or $52,048 in total. During the year ended December 31, 2021, PSUs awarded had a weighted average grant date fair value of $5.66 per PSU, or $60,845 in total.

MPSUs: On March 5, 2022, the Company granted MPSUs where vesting is based on the Company’s cumulative total shareholder return (“TSR”) as compared to the constituents that comprise the VanEck Junior Gold Miners ETF (“GDXJ Index”) a group of similar junior gold mining companies, over the period from March 5, 2022 to March 5, 2025 (the “Performance Period”). The ultimate number of MPSUs that vest may range from 0% to 200% of the original target number of shares depending on the relative achievement of the TSR performance measure at the end of the Performance Period. Because the number of MPSUs that are earned will be based on the Company’s TSR over the Performance Period, the MPSUs are considered subject to a market condition. Compensation cost is recognized ratably over the Performance Period regardless as to whether the market condition is actually satisfied; however, the compensation cost will reverse if an employee terminates employment prior to satisfying the requisite service period and the award is forfeited. Awards are forfeited upon a termination of employment, with some exceptions in the case of an involuntary termination by the company without cause or a termination of employment due to the employee’s death, disability, or retirement if certain criteria are met.

During the year ended December 31, 2022, the Company awarded 249,951 MPSUs that had a weighted grant date fair value of $6.99 per MPSU or approximately $1.75 million in total. The grant date fair value of MPSUs was estimated using a Monte Carlo simulation model. Assumptions and estimates utilized in the model include expected volatilities of the Corporation’s share price and the GDXJ Index, the Company’s risk-free interest rate and expected dividends. The probabilities of the actual number of MPSUs expected to vest and resultant actual number of shares of common stock expected to be awarded are reflected in the grant date fair values of the various MPSU awards. The per MPSU grant date fair value of $6.99 for the market condition was based on the following variables:

Risk-free interest rate	1.61%
Expected term (in years)	3.0
Expected share price volatility	63.35%
Expected dividend yield	—

The expected volatility utilized is based on the historical volatilities of the Corporation’s common stock and the GDXJ Index in order to model the stock price movements. The volatility used was calculated over the most recent three year period. The risk-free interest rates used are based on the implied yield available on a U.S. Treasury zero-coupon bill with a term equivalent to the Performance Period. The expected dividend yield of zero was used since it is the mathematical equivalent to reinvesting dividends in each issuing entity over the Performance Period.

Deferred Share Units

The following table summarizes activity for deferred share units (“DSUs”) awarded under the Plan:

		Weighted
		Average
	Share	Grant Date
	Units	Fair Value
Outstanding, December 31, 2020	—	$—
Granted	29,213	5.39
Outstanding, December 31, 2021	29,213	5.39
Granted	116,462	3.42
Outstanding, December 31, 2022	145,675	$3.82

Under the Plan, the Company may issue DSUs to non-employee directors. During the years ended December 31, 2022 and 2021, 116,462 and 29,213 shares, respectively, with a grant date fair value of $398,549 and $157,495, respectively, were granted to the non-employee directors and the related compensation expense was charged to directors’ fees in the Consolidated Statements of Operations. The DSUs are fully vested as of the date of grant.

c.	Warrants

There was a total of 200,000 warrants outstanding as of December 31, 2022. These warrants expire in May 2023. See Note 6.

9.Financial Instruments and Fair Value Measurements

The Company’s financial instruments include the warrant derivative at December 31, 2022 and 2021. The derivative was valued at fair value at the end of each reporting period. At December 31, 2022 and 2021, the levels in the fair value hierarchy into which the Company’s financial assets and liabilities are measured and recognized on the Consolidated Balance Sheets at fair value are categorized as follows:

	Level 1	Level 2	Level 3

	December 31, 2022
Warrant Derivative (Note 6)	$—	$—	$1,732
Total	$—	$—	$1,732

	December 31, 2021
Warrant Derivative (Note 6)	—	—	$100,770
Total	$—	$—	$100,770

The Company uses the Black-Scholes Option Pricing Model or other valuation models for valuation of its Convertible Note Derivatives and warrant derivative. Valuation models require the input of subjective assumptions including expected share price volatility, interest rate and forfeiture rate. Changes in the input assumptions can materially affect the fair value estimate and the Company’s net loss.

10.Income taxes

No benefit (provision) has been recognized for the years ended December 31, 2022 and 2021. The United States and Canada components of net loss for the years ended December 31, 2022 and 2021 are as follows:

	December 31,
	2022	2021
United States	$22,300,354	$28,838,629
Canada	6,413,177	7,113,397
Total	$28,713,531	$35,952,026

The benefit (provision) for income taxes reported differs from the amount computed by applying the applicable income tax rates to the loss before the tax provision due to the following:

	December 31,
	2022	2021
Income tax benefit computed at statutory rate of 21%	$(6,029,842)	$(7,549,925)
State tax, net of federal tax benefit	(875,304)	(1,846,137)
Difference in foreign tax rates	(1,027,801)	(1,920,617)
Change in state tax rate	1,016,106	979,799
Deferred tax adjustments	(94,128)	2,320,679
Change in valuation allowance	6,542,458	6,190,063
Non-deductible tax items:
(Gain) loss on derivative liability	(26,742)	(209,005)
Share based compensation	726,601	2,010,440
Equity Finance Costs	(251,259)	—
Other	19,911	24,703
Income tax provision (benefit)	$—	$—

The significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2022	2021
Net operating loss carryforward – U.S.	$41,589,845	$37,457,055
Net operating loss carryforward – CAD	9,948,259	8,641,690
Buildings and equipment	453,716	480,916
Mineral interest and properties	37,045,201	35,889,391
Financing costs	573,432	824,691
Environmental obligation	2,651,486	2,584,281
Other	440,276	532,992
Deferred tax assets	92,702,215	86,411,016
Less valuation allowance	(92,702,215)	(86,411,016)
Net deferred tax assets	$—	$—

The Company records a valuation allowance if, based on the weight of all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2022 and 2021, the Company has determined that a full valuation allowance is necessary against its net deferred tax assets based on the weight of all available evidence. The resulting valuation allowance recorded against the net deferred tax assets of the Company is approximately $92.7 million and $86.4 million as of December 31, 2022 and 2021, respectively. At December 31, 2022, approximately $573,000 of the allowance balance relates to future tax benefits that will be credited directly to equity once it is recognized. The changes in the valuation allowance for the years ended December 31, 2022 and 2021 are as follows:

	December 31,
	2022	2021
Valuation allowance on deferred tax assets, beginning of year	$(86,411,016)	$(84,812,836)
Change related to:
Valuation allowance movement recognized in continuing operations	(6,542,458)	(6,190,063)
Valuation allowance movement recognized in equity	(251,259)	4,591,883
Valuation allowance on deferred tax assets, end of year	$(92,702,215)	$(86,411,016)

As of December 31, 2022, the Company has U.S. loss carryforwards of approximately $89.3 million that expire in 2029 through 2037 and approximately $82.5 million with no expiration but which are subject to an 80% limitation upon utilization. The Company has state net operating loss carryforwards of approximately $116.4 million that expire in 2032 through 2042 and Canadian loss carryforwards of approximately $36.8 million that expire in 2032 through 2042 available to reduce future years’ income for tax purposes. The deferred tax asset table above reflects the tax-effected balances of the Company’s net operating loss carryforwards using a 25.74% rate for U.S.-based carryforwards and 27.00% rate for Canada-based carryforwards. Our utilization of U.S. net operating loss carryforwards may be subject to annual limitations under Section 382 of the Code due to changes in control that may have occurred as a result of recent capital transactions.

In 2022, the Company evaluated its tax positions for years which remain subject to examination by major tax jurisdictions and as a result concluded no adjustment was necessary. The Company files income tax returns in the U.S. and Canada federal jurisdictions, the state of Idaho jurisdiction, and the province of British Columbia jurisdiction. The Company had no unrecognized tax benefits as of December 31, 2022 and 2021. The Company recognizes interest accrued related to unrecognized tax benefits and penalties in its income tax provision. U.S. tax returns for the years 2019 to 2021 and Canadian tax returns for the years 2018 to 2021 remain subject to examination but there are currently no ongoing exams in any taxing jurisdictions. Tax returns for years prior to 2019 may remain open with respect to net operating loss carryforwards that are utilized in a later year, as tax attributes from prior years can be adjusted during an audit of a later year.

11.Environmental Reclamation Liabilities

On January 15, 2021, the Company agreed to the ASAOC. The Company has accounted for its obligation under the ASAOC as an environmental reclamation liability. The aggregate cost of the obligation was estimated to be approximately $7,473,805. Upon the signing of the ASAOC, the Company recorded an immediate expense of $7,473,805 and a corresponding environmental reclamation liability. The provision for the liability associated with the terms of the ASAOC is based on cost estimates developed with the use of engineering consultants, independent contractor quotes and the Company’s internal development team. The timing of cash flows is based on the current schedule for early action items. The estimated environmental reclamation liability may be subject to change based on changes to cost estimates and is adjusted for actual work performed. Movements in the environmental reclamation liability during the years ended December 31, 2022 and 2021 are as follows:

Balance, December 31, 2020	$—
Initial estimate	7,473,805
Change in estimate	4,724,846
Work performed on early action items	(2,310,451)
Balance, December 31, 2021	9,888,200
Change in estimate	4,564,611
Work performed on early action items	(3,651,875)
Balance, December 31, 2022	$10,800,936

Current portion	$9,590,766
Non-current portion	1,210,170
Balance, December 31, 2022	$10,800,936

The Company provided $7.5 million in financial assurance for Phase 1 projects under the ASAOC. The Company paid $3 million in cash collateral for a surety bond related to the ASAOC statement of work in early 2021.

12.Commitments and Contingencies

a.	Mining Claim Assessments

The Company currently holds mining claims on which it has an annual assessment obligation of $275,220 to maintain the claims in good standing. The Company is committed to these payments indefinitely. Related to the Mining Claims Assessments is a $335,000 bond related to the Company’s exploration activities.

b.	Stibnite Foundation

Upon formation of the Stibnite Foundation on February 26, 2019, the Company became contractually liable for certain future payments to the Stibnite Foundation based on several triggering events, including receipt of a final Record of Decision issued by the USFS, receipt of all permits and approvals necessary for commencement of construction, commercial production, and of the final reclamation phase. These payments could begin as early as late 2023 based on the current permitting schedule and individual payments range from $0.1 million to $1 million (upon commencement of final reclamation phase) in cash and 150,000 shares of the Corporation’s common stock. During commercial production, the Company will make payments to the Stibnite Foundation equal to 1% of Total Comprehensive Income less debt repayments, or a minimum of $0.5 million each year.

The Stibnite Foundation will support projects that benefit the communities surrounding the Stibnite Gold Project and was created through the establishment of the Community Agreement between Perpetua Resources Idaho, Inc. and eight communities and counties throughout the West Central Mountains region of Idaho.

c.	Option Payments on Other Properties

The Company is obligated to make option payments on mineral properties in order to maintain an option to purchase these properties. As of December 31, 2022, the option payments due on these properties in 2023 are $180,000, which will be paid next year. The agreements include options to extend.

d.	Off balance sheet arrangements

The Corporation has no off-balance sheet arrangements as of December 31, 2022 and the date of this Annual Report.

e.Legal Update

The Corporation and its subsidiaries are a party to an ongoing legal proceeding with the Nez Perce Tribe for alleged violations of the Clean Water Act (“CWA”) related to historical mining activities. In August 2019, the Nez Perce Tribe filed suit in the United States District Court for the District of Idaho. The Corporation promptly filed a motion to dismiss and, in the alternative, a motion to stay the litigation. Both motions were denied. Subsequently, the Corporation filed an answer denying liability which, later, the court allowed the Corporation to amend and file a third-party complaint against the Forest Service. The Corporation also filed a separate CWA citizen suit against the United States Forest Service (“USFS” or “Forest Service”) alleging the point source discharges, as alleged by the Nez Perce Tribe in its complaint, were occurring on lands owned and controlled by the United States. Pursuant to the terms of the voluntary ASAOC executed with the U.S. EPA and the United States Department of Agriculture, the Corporation agreed to dismiss its pending actions against the Forest Service without prejudice. The remaining parties to the ongoing legal proceeding agreed to stay the litigation and explore Alternative Dispute Resolution (“ADR”) options through court-ordered mediation. The stay has been extended on subsequent occasions, and a request to extend the stay through June 30, 2023 was requested jointly by the Company and the Nez Perce Tribe during a February 21, 2023 status conference and subsequently ordered by the court on the same day.

The voluntary CERCLA ASAOC entered into by the Corporation, the U.S. EPA, and the United States Department of Agriculture requires numerous early cleanup actions to occur over the next several years at the Stibnite Gold Project site (the “Stibnite Site”). Perpetua Resources Idaho, Inc. is presently developing and executing the Phase 1 early cleanup actions (known under CERCLA as “time critical removal actions”) that, after final work plan approval by the federal agencies, are being constructed to efficiently improve water quality in a number of areas on the Stibnite Site. Construction of time critical removal actions began in the summer of 2022, and significant progress was achieved to complete the voluntary Phase 1 Stibnite Site cleanup during the limited work season. Other longer-term proposed actions relating to Project operations are being evaluated through the NEPA process.

13.Government Grants:

In September 2022, the Company was awarded two separate funding grants from the U.S. Department of Defense (“DOD”) Defense Logistics Agency (“DLA”) totaling $200,000 to study the domestic production of military-grade antimony trisulfide. During the year ended December 31, 2022, $75,000 was recognized as grant income for these grants. The Company anticipates receiving $125,000 additional grant income over the next 9 months.

On December 16, 2022, the Company entered into an undefinitized Technology Investment Agreement (“TIA”) with the DOD - Air Force Research Laboratory for an award of up to $24,800,000 under Title III of the DPA. The funding objective of the TIA is to complete environmental and engineering studies necessary to obtain a Final Environmental Impact Statement, a Final Record of Decision, and other ancillary permits to sustain the domestic production of antimony trisulfide capability for defense energetic materials at the Stibnite Gold Project. Proceeds from the grant will be used primarily to reimburse the Company for certain costs incurred over the next 24 months related to environmental baseline data monitoring, environmental and technical studies and other activities related to advancing the Company’s construction readiness and the permitting process for the Stibnite Gold Project. During the year ended December 31, 2022, $0 was recognized as grant income related to the TIA but the Company expects to begin reporting grant income in 2023.

Accounting for these DOD grants does not fall under ASC 606, Revenue from Contracts with Customers, as the DOD does not meet the definition of a customer under this standard. The DOD grant proceeds, which will be used to reimburse expenses incurred, meet the definition of grants related to expenses as the primary purpose for the payments is to fund research and development on trisulfides and the advancement of the Company’s Stibnite Gold Project.

A total of $75,000 grant income was recognized within other income (expense) on the Consolidated Statement of Operations during the year ended December 31, 2022. No grant income was recognized in 2021. At December 31, 2022, grant receivable is $50,000 and is included in receivables on the consolidated balance sheet.

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